EXHIBIT 3. 0

                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (this "Agreement"), made this 1Oth day of May, 2000, by and between Rose Auto Stores - Florida, Inc., a Florida corporation (the "Company"), and RAS Acquisition Corp., a Delaware corporation ("Delaware Merger Corp.") (the two corporate parties hereto being sometimes collectively referred to as the "Constituent Corporations"),

                                   WITNESSETH:

         WHEREAS, the proposed reincorporation merger (the "Merger") of the Company with Delaware Merger Corp. is being effected pursuant to the Company's Amended Joint Plan of Reorganization (the "Plan") dated February 10, 1999 as confirmed by order of the United States Bankruptcy Court for the Southern District of Florida, Miami Division on April 22, 1999,

         WHEREAS, the Company has been authorized to effect the Merger in accordance with the Florida Business Corporation Act,

         WHEREAS, the Merger has been authorized by Delaware Merger Corp. in accordance with Section 252 of the Delaware General Corporation Law,

         WHEREAS, under the Plan, all of the Company's outstanding securities were cancelled and certain of the Company's creditors are entitled to receive shares of its common stock or the common stock of the Company's successors, and

         WHEREAS, in this regard, Delaware Merger Corp. will issue shares of its common stock to such persons and entities in accordance with the Plan after the Merger;

         NOW, THEREFORE, the Constituent Corporations do hereby agree to merge on the terms and conditions herein provided, as follows:

                                    ARTICLE I
                                     General

         1.1 Agreement to Merge. The parties to this Agreement agree to effect the Merger herein provided for, subject to the terms and conditions set forth herein.

         1.2 Effective Time of the Merger. The Merger shall be effective upon the filing of (i) the Articles of Merger with the Florida Department of State and (ii) the Certificate of Merger with the Secretary of State of Delaware. The date and time the Merger becomes effective is referred to as the "Effective Time of the Merger."

         1.3 Surviving Corporation. Upon the Effective Time of the Merger, the Company shall be merged into Delaware Merger Corp., and Delaware Merger Corp. shall be the surviving corporation, governed by the laws of the State of Delaware (hereinafter sometimes called the "Surviving Corporation").


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         1.4 Certificate of Incorporation and Bylaws. Upon the Effective Time of
the Merger, the Certificate of Incorporation and Bylaws of Delaware Merger Corp. in effect immediately prior to the Effective Time of the Merger shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation, subject always to the right of the Surviving Corporation to amend its Certificate of Incorporation and Bylaws in accordance with the laws of the State of Delaware and the provisions of the Certificate of Incorporation and Bylaws.

         1.5 Directors and Officers. The directors and officers of Delaware Merger Corp. in office at the Effective Time of the Merger shall be and constitute the directors and officers of the Surviving Corporation, each holding the same office and/or directorship in the Surviving Corporation as they held in Delaware Merger Corp. for the terms elected and/or until their respective successors shall be elected or appointed and qualified.

         1.6 Effect of the Merge. On and after the Effective Time of the Merger, subject to the terms and conditions of this Agreement, the separate existence of the Company shall cease, the separate existence of Delaware Merger Corp., as the Surviving Corporation, shall continue unaffected by the Merger, except as expressly set forth herein, and the Surviving Corporation shall succeed, without further action, to all the properties and assets of the Company of every kind, nature and description and to the Company's business as a going concern. The Surviving Corporation shall also succeed to all rights, title and interests in any real or other property owned by the Company without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens thereon. All liabilities and obligations of the Company shall become the liabilities and obligations of the Surviving Corporation and any proceedings pending against the Company will be continued as if the Merger had not occurred.

         1.7 Further Assurances. The Company hereby agrees that at any time, or from time to time, as and when requested by the Surviving Corporation, or by its successors and assigns, it will execute and deliver, or cause to be executed and delivered in its name by its last acting officers, or by the corresponding officers of the Surviving Corporation, all such conveyances, assignments, transfers, deeds or other instruments, and will take or cause to be taken such further or other action and give such assurances as the Surviving Corporation, its successors or assigns may deem necessary or desirable in order to evidence the transfer, vesting of any property, right, privilege or franchise or to vest or perfect in or confirm to the Surviving Corporation, its successors and assigns, title to and possession of all the property, rights, privileges, powers, immunities, franchises and interests referred to in this Article I and otherwise to carry out the intent and purposes thereof

         Delaware Merger Corp., as the Surviving Corporation, agrees that it will pay to any dissenting stockholder of any Delaware Merger Corp., in accordance with any applicable provisions of the laws of Delaware, such amount as such dissenting stockholder shall be entitled to receive under applicable law as a dissenting stockholder.


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                                   ARTICLE II
                  Capital Stock of the Constituent Corporations

         2.1 Delaware Merger Corp. Capital Stock. Upon the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the Company, Delaware Merger Corp. or the holders of any of the common stock ("Delaware Merger Corp. Common Stock") of Delaware Merger Corp., each share of Delaware Merger Corp. Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall be cancelled without any merger consideration therefore and shall no longer be outstanding.

         2.2 Right to Receive Company Capital Stock. Upon the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the Company or Delaware Merger Corp., each share of common stock ("Company Common Stock") of the Company that persons and entities are entitled to receive in accordance with the Plan shall be converted into the right to receive one share of Delaware Merger Corp. Common Stock.

         2.3 Issuance of Delaware Merger Corp. Common Stock. Following the Effective Time of the Merger, Delaware Merger Corp. shall issue shares of Delaware Merger Corp. Common Stock in accordance with the Plan.


         2.4 Dissenting Shares. Each share of Delaware Merger Corp. Common
Stock issued and outstanding immediately prior to the Effective Time of Merger not voted in favor of the Merger and the holder of which has given written notice of the exercise of dissenter's rights as required by applicable law is herein called a "Dissenting Share." Dissenting Shares shall not be converted into or represent the right to receive the merger consideration pursuant to this Agreement and shall be entitled only to such rights as are available to such holder pursuant to applicable law unless the holder thereof shall have withdrawn or forfeited his dissenter's rights. Each holder of Dissenting Shares shall be entitled to receive the value of such Dissenting Shares held by him in accordance with the provisions of applicable law. If any holder of Dissenting Shares shall effectively withdraw or forfeit his dissenter's rights under applicable law, such Dissenting Shares shall be converted into the right to receive the merger consideration in accordance with this Agreement.


                                   ARTICLE III
                            Termination and Amendment


         3.1 Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time of the Merger by the mutual written consent of the Boards of Directors of the Company and Delaware Merger Corp.

         3.2 Consequences of Termination. In the event of the termination and abandonment of this Agreement pursuant to the provisions of Section 3. 1 hereof, this Agreement shall be of no further force or effect.




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         3.3 Modification. Amendment, etc. Any of the terms or conditions of this Agreement may be waived at any time by the party entitled to the benefits thereof, and this Agreement may be modified or amended at any time to the full extent permitted by the corporate laws of the States of Massachusetts and Delaware. Any waiver, modification or amendment shall be effective only if reduced to writing and executed by the duly authorized representatives of the Constituent Corporations.


                                   ARTICLE IV
                                  Miscellaneous


         4.1 Expense . The Surviving Corporation shall pay all expenses of carrying this Agreement into effect and accomplishing the Merger herein provided for.

         4.2 Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement.

         4.3 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original instrument, and all such counterparts together shall constitute only one original.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by an officer duly authorized thereunto as of the date first above written.

                                     ROSE AUTO STORES - FLORIDA, INC.



                                     By: /S/ TIMOTHY P. HALTER
                                         --------------------------------
                                         Timothy P. Halter, President



                                     RAS ACQUISITION CORP.



                                     By:  /S/ TIMOTHY P. HALTER
                                         ------------------------
                                         Timothy P. Halter, President








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